Exhibit 99.1

Contact
Don Weinberger	Leah Berkovits
Wolfe Axelrod Weinberger Associates	Bio-Technology General Corp.
212-370-4500	732- 418-9300

FOR IMMEDIATE RELEASE

BIO-TECHNOLOGY GENERAL CORP. REPORTS FIRST QUARTER 2003
EARNINGS RESULTS
— EPS OF $0.05 VS. $0.02 —

EAST BRUNSWICK, N.J. - May 1, 2003 — Bio-Technology General Corp. (NASDAQ:BTGC) today announced earnings of $0.05 per share for the three months ended March 31, 2003, on revenues of $28.0 million and net income of $3.0 million, compared to earnings of $0.02 per share, on revenues of $20.8 million and net income of $1.0 million in the three months ended March 31, 2002.

Commenting on the operating results, Sim Fass, Chairman and Chief Executive Officer of the Company, stated: “We are very pleased with our progress this quarter.  We were able to further our strategy of both growing our existing commercial business while simultaneously advancing our proprietary development projects.  In addition, this quarter we completed the transition to a direct to wholesaler sales model for Oxandrin®.  Going forward, we expect that our sales of Oxandrin will more closely correlate to end user sales and prescriptions. Our progress in the clinic with our proprietary products during the quarter included the initiation of a Phase I study of intravenous Puricase® for the treatment of intractable gout.”

Revenues

•                  Total revenues increased 34% in the three months ended March 31, 2003 to $28.0 million from $20.8 million in the three months ended March 31, 2002, driven by increased product sales, due to the inclusion of Rosemont’s sales of oral liquid pharmaceuticals in the United Kingdom and an increase in sales of Oxandrin and human growth hormone, partially offset by lower sales of Delatestryl®.  BTG acquired the Rosemont business on

September 30, 2002; therefore there were no revenues from Rosemont in the first quarter of 2002.

•                  Product sales in the first quarter of 2003 increased 42% to $27.0 million from $18.9 million in the first quarter of 2002, and consisted of $11.9 million of Oxandrin, $4.4 million of human growth hormone, $3.2 million of Delatestryl, $1.6 million of BioLon™, and $5.6 million of oral liquid products sold by Rosemont, with the balance from other products. Oxandrin sales included the effect of the completion of our transition from sales of Oxandrin to an exclusive distributor, Accredo, to a direct to wholesaler sales model.  Product sales in the first quarter of 2002 were comprised of $9.6 million of Oxandrin, $1.4 million of human growth hormone, $6.2 million of Delatestryl, and $1.6 million of BioLon, with the balance from other products. Oxandrin sales in the first quarter of 2002 were lower than actual demand as Accredo reduced its then inventory level by selling more product to wholesalers than it purchased from BTG.

Expenses

•                  Expenses in the first quarter of 2003 were $24.0 million, compared to $20.5 million in the first quarter of 2002.

The 2003 expenses reflect the inclusion of $3.4 million of Rosemont operating expenses and $1.0 million of amortization of intangibles in connection with the acquisition of Rosemont. BTG acquired the Rosemont business on September 30, 2002; therefore there were no expenses for Rosemont in the first quarter of 2002.

Other changes in operating expenses were an increase in general and administrative expense due to increases in compensation and legal expenses; and an increase in marketing and sales expense due to increased incentive compensation.

These increases were partially offset by a decrease in research and development expense due to the timing of clinical trial related expenses.

Cost of product sales increased due to the increase in product sales, but remained almost constant as a percentage of product sales, at 16.6% in the first quarter of 2003, compared to 16.7% in the comparable 2002 quarter.

Other Income

•                  Other income, net was $0.4 million in the first quarter of 2003 compared to $0.9 million in the corresponding quarter of 2002, primarily due to lower cash and short-term investment balances in 2003 compared to 2002 as a result of the purchase of Rosemont.

•                  The Company had cash, cash equivalents, and short-term investments of $23.1 million at March 31, 2003 compared to $16.5 million at December 31, 2002.

Oxandrin

Oxandrin prescriptions for the three months ended March 31, 2003 grew 21% over the three months ended March 31, 2002.  Retail prescriptions, representing approximately 60% of the total, grew 32% and prescriptions in the long-term-care sector grew 6%.  Factors that may be contributing to the prescription growth are: the increase in the size of our sales force during 2002; an enhanced marketing focus reaching a broader physician universe to meet the unmet need for an effective involuntary weight loss product; and the introduction of a new, more convenient 10-mg Oxandrin tablet.

In late 2002, we renegotiated our distribution agreement with Accredo. Under the revised agreement, we have now established direct relationships with key wholesalers and Accredo provides us with certain fee-based services.  The transition to the new arrangement, under which we now sell Oxandrin and Delatestryl to wholesalers, was initiated in 2002 and completed by the end of the first quarter of 2003, when Accredo sold its remaining inventory of 2.5-mg Oxandrin tablets. As a result of this transition, revenues in 2002 were negatively impacted and were expected also to be impacted in the first quarter of 2003 and to approximate those of fourth quarter 2002.  However, strong wholesaler demand for the product resulted in higher than forecast Oxandrin sales. The direct to wholesaler sales model has created a more diversified accounts receivable base and should result in closer correlation between our Oxandrin sales and end-user sales/prescriptions.

The new 10-mg Oxandrin tablet strength, which allows those patients taking 20 mg a day, the most common dosage, to convert from eight 2.5-mg tablets taken in divided doses to the convenience of two 10-mg tablets daily, is expected to improve patient adherence to therapy by reducing pill burden and drive market share growth.  By the end of the first quarter of 2003, approximately 20% of Oxandrin prescriptions were for the 10-mg tablet.

Other Business Developments

•                  BTG is in the process of qualifying an alternate manufacturing site for Delatestryl.  The Company is working toward introducing Delatestryl from this new manufacturing site in the U.S. market toward the end of 2003, subject to the inspection and approval of the FDA.

•                  The Company is currently conducting a Phase I clinical safety study of Puricase in patients with intractable gout, utilizing an intravenous route of administration.  A Phase I study undertaken in 2002 suggests a dose-dependent reduction in serum uric acid levels can be achieved with Puricase.  If successfully completed, the new Phase I study should enable the Company to proceed to a Phase II study later this year.

•                  Initiation of a Phase II(b) clinical safety and dose-ranging study of Prosaptide™ in neuropathic pain is scheduled for this year and will continue into 2004.  The study is being planned in collaboration with the Neurologic AIDS Research Consortium.

•                  Numerous in vitro studies with BTG-271, a monoclonal antibody being developed as an anti-leukemia agent, have been completed, including studies on a variety of leukemia cell types.  A series of in vivo studies is underway in animal models utilizing human acute myeloid leukemia cells and BTG-271.   BTG-271 is being studied alone and also linked to a chemotherapeutic drug for potentially greater efficacy.

BTG will be offering a live webcast discussion of the earnings and the Company’s business outlook, hosted by Sim Fass, Chairman and CEO, on Thursday, May 1, 2003, at 10:30 a.m.

ET.  The webcast can be accessed at www.btgc.com, and will be archived through May 8, 2003.

An audio replay will also be available from 12:30 p.m. ET on May 1, 2003 through May 8, 2003 and can be accessed by dialing 800-428-6051 (in the U.S.) or 973-709-2089 (outside the U.S.); passcode number is 289935.

About Bio-Technology General Corp.

Bio-Technology General Corp. is a biopharmaceutical company with a portfolio of specialty pharmaceutical products and expertise in developing, manufacturing, and marketing human health care products.  Products marketed by BTG’s sales force in the United States are Oxandrin® (oxandrolone, USP) and Delatestryl® (testosterone enanthate).  BTG’s UK subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets oral liquid pharmaceutical products in the United Kingdom.  BTG’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin™ (recombinant human growth hormone), BioLon™ (sodium hyaluronate), Bio-Hep-B® (hepatitis B vaccine), and Arthrease™ (sodium hyaluronate for osteoarthritis).  Products marketed by BTG’s licensees are Mircette® (oral contraceptive), and BioLon™ in the United States, and Bio-Tropin™, BioLon™, Bio-Hep-B®, Silkis® (vitamin D derivative), Arthrease™, and recombinant human insulin, in international markets.  BTG’s news releases and other information are available on the Company’s website at www.btgc.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc.; Mircette is a registered trademark of Organon, Inc.; Silkis is a registered trademark of Galderma. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.

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Statements in this news release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal Securities Laws.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Such risks, uncertainties and factors include, but are not limited to, changes and delays in product development plans and schedules, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in pricing or other actions by competitors, patents owned by the Company and its competitors, and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

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TABLES TO FOLLOW

BIO-TECHNOLOGY GENERAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002

Revenues:
Product sales	$26,950	$18,938
Contract fees	366	564
Royalties	523	1,016
Other	137	330
Total revenues	27,976	20,848

Expenses:
Research & development	6,448	8,935
Marketing & sales	6,571	4,449
General & administrative	5,051	3,225
Cost of product sales	4,486	3,171
Amortization of intangibles associated with acquisition	1,013	—
Royalties	411	683
Total expenses	23,980	20,463

Operating income	3,996	385
Other income, net	382	928
Income before income taxes	4,378	1,313
Income taxes	1,396	324
Net income	$2,982	$989

Earnings (loss) per common share:
Basic	$0.05	$0.02
Diluted	$0.05	$0.02

Weighted average number of common and common equivalent shares:
Basic	58,840	58,305
Diluted	58,895	58,649

BIO-TECHNOLOGY GENERAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Assets:
Cash, cash equivalents and short-term investments	$23,099	$16,547
Other current assets	43,997	59,381
Total current assets	67,096	75,928

Property and equipment, net	67,416	66,596
Intangible assets	78,844	79,878
Goodwill	40,121	40,080
Other long-term assets	22,848	22,949
Total assets	$276,325	$285,431

Liabilities and stockholders’ equity:
Current liabilities	$36,091	$46,869
Long-term liabilities and deferred items	67,828	69,487
Stockholders’ equity	172,406	169,075
Total liabilities and stockholders’ equity	$276,325	$285,431